UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 18, 2011

VENTRUS BIOSCIENCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35005	20-8729264
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

787 7th Avenue, 48th Floor, New York, New York	10019
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(212) 554-4300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.                      Regulation FD Disclosure.

A copy of a slide presentation that Ventrus Biosciences, Inc. intends to use in industry and investor presentations is hereby furnished as Exhibit 99.1 to this report.  The slide presentation will be posted on Ventrus’ website at www.ventrusbio.com.

In accordance with General Instruction B.2 of Form 8-K, the information in this Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended or otherwise subject to the liability of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, except as shall be expressly set forth by specific reference in such filing.

 Item 8.01.                      Other Events.

On March 18, 2011, Ventrus issued a press release announcing proposed improved, FDA-recommended endpoints for its Phase III hemorrhoid study for iferanserin (VEN 309).  Ventrus will host a conference call at 8:30 a.m. (ET), on Monday, March 21, 2011 to discuss the proposed revised endpoints. A live audio webcast and replay of the conference call will be available on the Company’s website at www.ventrusbio.com.  A copy of the press release is attached as Exhibit 99.2 to this report and incorporated herein by reference.

By way of background, Ventrus recently had a formal meeting with the U.S. Food and Drug Administration, or FDA, to discuss the feedback received on the last special protocol assessment, or SPA, submitted by Ventrus to the FDA for its proposed pivotal Phase III study for VEN 309 for the treatment of hemorrhoids, in order to resolve remaining issues that would allow an agreement of the protocol between the FDA and Ventrus. Ventrus has received and reviewed the official FDA minutes of that meeting. The primary focus of the meeting was the FDA’s recommendations for changes to the definitions of the primary and key secondary efficacy endpoints of the protocol submitted in the SPA.  Ventrus viewed the suggestions as improvements to the endpoints as well as enhancing their clinical meaningfulness and readily agreed to the changes.

For the double-blind part of the study, where patients are treated twice daily for two weeks and then followed up on Day 28, the improved, FDA-recommended definitions for the endpoints, which remain subject to FDA agreement with the protocol for the SPA, are:

•	Primary: Proportion of patients with cessation of bleeding by the end of Day 7 that persists for the remainder of the treatment period (through Day 14); and
•	Key Secondary: Proportion of patients with cessation of pain and/or itching by the end of Day 7 that persists for the remainder of the treatment period (through Day 14).

Ventrus has modeled the potential performance of these new endpoints for the Phase III study using data from a prior double-blind Phase IIb study conducted in Germany which randomized 121 patients to iferanserin or placebo ointment.   In the German study, using the statistical methodology proposed for the analyses of the primary endpoint in Ventrus’ planned Phase III study, the difference between the proportion of patients responding to treatment under the new endpoint definition for cessation of bleeding in the iferanserin arm (57% responders) and the placebo arm (20% responders) was considerable with a p <.0001. This is an improvement over the prior endpoints, which were time-to-bleeding cessation (defined as three consecutive days of no bleeding) as the primary, and proportion of patients who had three days cessation of pain and/or itching as the secondary, due to a more rigorous definition of the endpoint in terms of the duration of effect required for a response. In fact, the difference in proportion of responders between treatment arms in this analysis of the proposed revised primary endpoint is almost twice that seen in an analysis of the previously defined  primary endpoint, mostly due to the much lower response in the placebo group as would be expected with a more rigorous definition.  Similarly, analyses of the key secondary endpoints of pain and/or itching also showed considerable differences between iferanserin and placebo.

Ventrus believes the new endpoint definitions confirm the projected power of > 90% for the primary endpoint and > 90% for the key secondary endpoints for the proposed Phase III study design of 400 patients randomized 1:1 to iferanserin or placebo ointment.  Since the study size and power appear to be re-affirmed by this change, and since all of Ventrus’ clinical study sites will be using central Institutional Review Boards (IRBs) with rapid review times, and contracting with sites is already underway, Ventrus believes that its estimated timelines for study start (mid-summer 2011), completion of enrollment (year-end 2012), and availability of data (first quarter 2012), remain unaffected by the proposed new endpoints.

 Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Slide presentation for use in industry and investor presentations.

99.2	Press release dated March 18, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VENTRUS BIOSCIENCES, INC.

Date: March 18, 2011	/s/ David J. Barrett
David J. Barrett, Chief Financial Officer